TRADING SYMBOLS:	December 7, 2005
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

US GEOTHERMAL SIGNS POWER PLANT EPC CONTRACT
WITH ORMAT NEVADA, INC. FOR IDAHO POWER PROJECT

BOISE, Idaho, December 7, 2005 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc., a renewable energy development company focused on the production of electricity from geothermal energy, announced today that the company has entered into a fixed price engineering, procurement and construction (“EPC”) contract with Ormat Nevada, Inc. (“Ormat”) to supply equipment and construct the first in a series of planned geothermal power plants at Raft River, Idaho. The EPC contract with Ormat was contemplated by a letter of intent between Ormat and the company executed earlier this year. Ormat is a subsidiary of Ormat Technologies Inc., a New York Stock Exchange listed company (NYSE: ORA) with over three decades of experience in the design, engineering, manufacturing, construction, and operation of geothermal power plants.

“This agreement with Ormat provides a fixed price for the manufacture and construction of the phase one power plant at Raft River and a performance guarantee from an internationally recognized leader in the geothermal power industry.” said Daniel Kunz, the company’s President and CEO.

The terms of the EPC contract also provide U.S. Geothermal and Ormat with the option to build the next two power plants at Raft River on substantially the same terms and conditions, including price, subject to subsequent changes in costs of materials and labor and any cost reduction benefits derived from potential economies of scale.

The plant design incorporates Ormat’s proprietary power generation technology with water cooling for maximum efficiency. The output of the plant will fully meet the power delivery requirements of the first 10 MW, 20-year Firm Power Sales agreement between U.S. Geothermal, Inc. and the Idaho Power Company.

Marathon Capital LLC was previously retained to arrange potential financing for the phase one project. On November 15, 2005 the advisory agreement with Marathon Capital LLC expired. U.S. Geothermal is currently in discussions with and accepting financing proposals for the phase one power plant from several qualified institutions.

About US Geothermal:

U.S. Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. The company believes Raft River is ideally located to make an important contribution to the power needs of the Pacific Northwest. U.S. Geothermal owns approximately 1.03 square miles (660 acres) and holds the geothermal rights to an additional 7.15 square miles (4,577 acres) of private lands, which comprise the Raft River project in Southeastern Idaho. The Raft River geothermal reservoir is the site of a former US Department of Energy geothermal research facility. On the basis of a report prepared by the company’s independent consultant, GeothermEx Inc., of Richmond California, which projects a power production capacity of 15.6 MW per square mile. The company believes that Raft River’s energy reservoir is scalable to produce an estimated 100 MW of power from the lands currently owned or leased by the company. U.S. Geothermal has signed power sales contracts for three 10MW power plants with the Idaho Power Company, and has secured transmission for up to 36MW with the Bonneville Power Administration.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations
Tel: 604-484-3031
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com
mdake@usgeothermal.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the execution of the EPC Agreement, construction of power plants, and the viability of the geothermal resource. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.